November 28, 2007
Mr. Guy Nissenson
Xfone Inc.

Dear Mr. Nissenson,

Re: Rating of a Debenture Offering of Up to NIS 105 Million

In response to your request and based on the information submitted by you and others, Midroog's rating committee is pleased to inform you that it has assigned an A3 rating to a debenture offering of up to NIS 105 million n.v. to be issued by Xfone Inc.  The debentures are payable in eight equal annual installments between 2008-2015. The debentures (principal and interest) are linked to the consumer price index.

The debenture rating is contingent upon raising capital of at least $20 million (including amounts raised under investment agreements dated October 23, 2007 and November 4, 2007 and an investment in Xfone Inc. shares by shareholders of NTS Communications, Inc. as per an agreement dated September 19, 2007, upon consummation of the purchase transaction) and upon full consummation of the purchase transaction of NTS Communications, Inc.  according to an outline presented to Midroog. The debenture offering proceeds will be deposited in a trust account until both foregoing conditions are met. If these conditions are not met, the funds raised will be returned to the investors.

Should there be any changes in the structure of the offering and/or its designated purpose, Midroog shall have the right to reconsider and change the assigned rating.  You are therefore requested to inform us of any change and to forward to us any new wording of the letter of undertaking and any of the offering documents.

Only after Midroog is furnished with a copy of all the final documents relating to the offering will the rating assigned by Midroog be considered valid, and Midroog will publish the final rating and rating report summary.

Midroog monitors the ratings that it assigns. You are therefore requested to forward to Midroog's offices all and any data that helps in monitoring the rating, including details on material changes in the information submitted to Midroog prior to the rating and any amendment, addition or changes in the documentation presented to and reviewed by Midroog.

The ratings assigned by Midroog are a subjective opinion, and they do not constitute a recommendation to buy, sell or hold bonds/debentures, securities or other rated instruments.

Copies of this letter and the rating report may be submitted to existing and potential investors, provided that the full contents of this letter are submitted.

Sincerely yours,

/s/ Gideon Eilat	/s/ Gil Gazit
Gideon Eilat	Gil Gazit
Chairman of the Board	CEO